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                                                                     EXHIBIT 4.2

                                VOTING AGREEMENT


This Voting Agreement is made and entered into as of _____________, 2001 by and between Cooper Industries, Ltd., a Bermuda corporation ("Cooper Bermuda") and Cooper Industries, Inc., an Ohio corporation ("Cooper Ohio").

WHEREAS, Cooper Ohio and Cooper Bermuda will enter into a series of transactions ("Reorganization"), whereby Cooper Ohio will transfer certain assets to Cooper Bermuda in exchange for shares of Class B common stock of Cooper Bermuda, and thereafter, Cooper Ohio will become a wholly-owned subsidiary of Cooper Bermuda; and

WHEREAS, Cooper Ohio desires to ensure that the rights of its shareholders, which will become shareholders of Cooper Bermuda in the Reorganization, are not adversely affected through Cooper Ohio's ownership of Cooper Bermuda stock.

NOW THEREFORE, as an inducement to Cooper Bermuda to enter into the Reorganization, and in consideration of the mutual agreements contained herein, the parties agree as follows:

                               I. Representations

Cooper Ohio and Cooper Bermuda each represent and warrant to the other that:

         a. it has the requisite power and authority to enter into and perform this Agreement;

         b. the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action;

         c. this Agreement has been duly executed by an authorized officer of such party; and

         d. the performance of this Agreement by it will not require it to obtain the consent, waiver or approval of any person and will not violate, result in a breach of or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which it is bound.

                                   II. Quorum

Cooper Ohio agrees that, at any time Cooper Ohio owns any Cooper Bermuda capital stock and such stock has rights to vote at any annual, special or other general meeting of Cooper Bermuda shareholders, and at any adjournment or adjournments thereof, it shall cause all such capital stock to be present in person or by proxy at such meeting for purposes of determining whether a quorum is present at any such meeting.


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                                   III. Voting

Cooper Ohio agrees that, at any time Cooper Ohio owns any Cooper Bermuda capital stock and such stock has rights to vote at any annual, special or other general meeting or pursuant to a written resolution of Cooper Bermuda shareholders, Cooper Ohio will vote such shares for and against and abstain from voting with respect to any proposal in the same proportion that the holders of the outstanding shares of Class A common stock held and voted by non-affiliates of Cooper Ohio have voted for and against and abstained from voting with respect to such proposal.

                            IV. Transfer Restrictions

a. Cooper Ohio hereby agrees that all transfers of Cooper Bermuda capital stock shall be made in accordance with the applicable rules of the New York Stock Exchange, or any other exchange on which the capital stock of Cooper Bermuda is listed.

b. Cooper Ohio agrees that any transfer of Cooper Bermuda stock by it to an affiliate of Cooper Ohio will be subject to this Agreement and such transferee will agree in writing to be bound by the terms and provisions of this Agreement.

                           V. Miscellaneous Provisions

a. Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

b. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. However, any party may waive any condition to the obligations of any other party hereunder.

c. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid:

                                   If to the Cooper Bermuda, to:

                                   Cooper Industries, Ltd.
                                   600 Travis, Suite 5800
                                   Houston, Texas  77002
                                   Attention:  Office of the Corporate Secretary


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                                    If to Cooper Ohio, to:

                                    Cooper Industries, Inc.
                                    600 Travis, Suite 5800
                                    Houston, Texas  77002
                                    Attention:  General Counsel

                  or to such other address as any party may have furnished to the others in writing in accordance herewith.

d. Applicable Law. This Agreement and the legal relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of [Bermuda], without reference to or application of any conflicts of law principles.

e. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed original but all of which shall constitute one and the same instrument.

f. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into as of the date first set forth above.

                                       COOPER INDUSTRIES, LTD.

                                   By:
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                                       COOPER INDUSTRIES, INC.

                                   By:
                                       -------------------------------------




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